EXECUTION VERSION

SALES AGENCY AGREEMENT

THIS AGREEMENT, dated as of September 27, 2010, by and between deltathree, Inc., a Delaware corporation (“Inc.”), DME Solutions, Inc., a New York corporation (“DME”), and Delta Three Israel, Ltd., an Israeli corporation (“Delta Three Israel”) (Inc., DME and Delta Three Israel are collectively referred to herein as “deltathree”), and LKN Communications, Inc., doing business as ACN, Inc. (“ACN”), a Michigan corporation.

EXPLANATORY STATEMENT

deltathree is a company that markets and sells telecommunications services throughout the world.  LKN is the holding company for a group of companies that together are a leading global network marketing company with relationships with hundreds of thousands of independent sales representatives.  ACN has over the years marketed and sold telecommunications services in various geographic areas, both under its own brand and as a sales agent.

Inc. and ACN wish to deploy ACN’s sales and marketing experience and expertise in order to build Inc.’s business, and to that end, have agreed that they will enter into a definitive agreement for ACN to act as a master agent, and for ACN’s network of independent sales representatives (the “Representatives”) to act as limited agents for Inc. to sell Inc.’s application download and callback voice termination mobile application services (the “Mobile Applications”) to retail residential and commercial consumers.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration set forth herein, the sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1. Defined Terms. The following terms used herein shall have the meaning ascribed to them below:

“ACN Commission” shall have the meaning ascribed to such term in Section 6(a).

“ACN Costs” shall mean the total of the (i) Commissions to be paid by ACN, estimated to be equal to 9.5% of Revenues and subject to adjustment as set forth in Section 6(b) below, and (ii) costs incurred by ACN in providing the call center and services to be provided under Section 4(b) below, estimated to be equal to 2.0% of Revenues and subject to adjustment as set forth in Section 6(b) below.

“ACN Indemnified Person” shall have the meaning ascribed to such term in Section 11(b).

“ACN Customers” shall mean those customers whose orders are entered into the Online Portal by ACN, or the Representatives, or their customers under this Agreement, whose orders are accepted by Inc.

“Agency Period” shall have the meaning ascribed to such term in Section 3(a).

“Business” shall have the meaning given to it in Section 2(a), below.

“Commissions” shall mean the compensation that ACN pays to the Representatives for producing ACN Customers.

“deltathree Costs” shall mean the total of the (i) network costs, estimated to be equal to 2.5% of Revenues and subject to adjustment as set forth in Section 6(b) below, (ii) termination costs, as calculated by deltathree on a monthly basis,  and (iii) credit card service and credit card vendor costs incurred by deltathree in providing the service hereunder to the ACN Customers, estimated to be equal to 3.5% of Revenues and subject to adjustment as set forth in Section 6(b) below.

“Gross Margin” shall mean the difference between Revenue minus (i) the deltathree Costs and (ii) the ACN Costs.

“Inc. Indemnified Person” shall have the meaning ascribed to such term in Section 11(a).

“Initial Agency Period” shall have the meaning ascribed to such term in Section 3(a).

“Insolvency Event” shall mean that Inc., DME or Delta Three Israel:

(a) files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law, or any other law for the relief of, or relating to, debtors, now or hereafter in effect;

(b)  applies for or consents to the appointment of a custodian, receiver, trustee, sequestrator, conservator or similar official for Inc., DME or Delta Three Israel or for a substantial part of their assets;

(c)   makes a general assignment for the benefit of creditors;

(d)  becomes unable to, or admits in writing its inability to, pay its debts generally as they come due;

(e)   takes any action in furtherance of any of the foregoing; or

(f)  has filed against them an involuntary petition, which petition is not dismissed or discharged within 60 days of its filing, under any bankruptcy statute now or hereafter in effect, of custodian, receiver, trustee, sequestrator, conservator, assignee for the benefit of creditors or other similar official is appointed to take possession, custody or control of the property of Inc., DME or Delta Three Israel.

“Mobile Applications” shall have the meaning ascribed to such term in the Explanatory Statement

“Online Portal” shall mean the web-based order entry portal created by Inc. pursuant to Section 5(i).

“Representatives” shall have the meaning ascribed to such term in the Explanatory Statement.

“Revenues” shall mean the total revenue from ACN Customers in connection with deltathree providing the services hereunder recognized by deltathree for financial reporting purposes under generally accepted accounting principles.

“Standards” shall have the meaning ascribed to such term in Section 2(a).

 “Termination Date” shall have the meaning given to it in Section 3(b).

2. Sales Agency.

(a) During the Agency Period, ACN shall provide, or cause to be provided, to Inc. ACN’s network of Representatives to act as limited agents for Inc. to sell Mobile Applications on behalf of and for the benefit of Inc. ACN shall use its commercially reasonable efforts to cause the Representatives: (i) to sell Mobile Applications and otherwise promote Inc.’s mobile application business (the “Business”), and (ii) to act as agents for the sale of Mobile Applications, for and on behalf of Inc. Inc. shall have the right to cause ACN to direct the Representatives with respect to sales of Mobile Applications, customer service and regulatory matters in accordance with Inc.'s licenses or certificates, the statutes, rules, regulations, or policies of the applicable jurisdictions in which Inc. has authorized ACN and the Representatives to conduct customer acquisition activities (the “Standards”), but in no event shall it have the right to cause ACN to take any actions (or inaction) with respect to management and oversight of, or the Commissions or other fees paid or payable to, the Representatives.

(b) ACN shall be responsible for directing the Representatives to adhere to the Standards in selling the Mobile Applications and otherwise in connection with the performance of any obligations of ACN under this Agreement. Neither ACN nor the Representatives shall have the power or authority to act as attorney-in-fact of Inc. or bind Inc. in any way without the prior written consent of Inc. All customers acquired by the Representatives shall be subject to acceptance by Inc.

(c) ACN's and the Representatives’ agency on behalf of Inc. shall be limited to the following acts: (i) solicitation of customers, (ii) the offering of Inc.'s Mobile Applications as set forth in Inc.’s marketing materials, applications, and sales agreements, and/or (iii) recommending Inc.'s Mobile Applications to retail customers.

(d) ACN's and the Representatives' limited agency shall not include (i) the negotiation of prices or rates, terms or conditions of service for Inc.'s Mobile Applications, (ii) taking title to Mobile Applications, (iii) arranging for the purchase, transportation, scheduling or delivery of Mobile Applications, or (iv) execution of contracts or agreements on behalf of Inc.

(e) Inc. shall have the right to cause ACN to take appropriate actions with respect to the conduct of a Representative in order to comply with a notice or inquiry of any applicable Governmental Authority by providing at least 5 days' prior written notice (or such lesser period of notice as may be required by such Governmental Authority) to ACN specifying the applicable remedial or corrective actions required by the Governmental Authority.

(f) ACN shall provide Inc. with true and complete copies of all independent representative form agreements and updates thereto from time to time, upon Inc.’s request for same.

(g) In performing this Agreement, ACN agrees to (i)(A) not take any actions that it knows would be harmful in any material respect to the Business of Inc., (B) use its commercially reasonable efforts to promote the Business, and (C) comply with all applicable telecommunications, federal, provincial and local laws, the Standards, and Inc.'s policies and procedures established in accordance with Section 5(a) hereof as in effect from time to time, and (ii) recognizing that ACN’s legal relationship with the Representatives is that of independent contractor, use its commercially reasonable efforts to cause the Representatives to do (or not to do, as applicable) the same.

3. Agency Period; Termination; Wind Down Phase.

(a) This Agreement is effective as of the date hereof and shall continue for a period of two (2) years (the “Initial Agency Period”) or until earlier terminated as provided herein. Upon the expiration of the Initial Agency Period, this Agreement shall automatically renew on a year-to-year basis unless terminated by either Inc. or ACN by the giving of written notice of termination to the other party hereto at least three (3) months prior to the expiration of the Initial Agency Period, or any successive term, as the case may be. The Initial Agency Period and any successive term(s) shall be together referred to herein as the “Agency Period.”

(b) This Agreement may be terminated at any time prior to the expiration of the Agency Period or any successive term, as the case may be, by any of the following:

(i)           by mutual written agreement of the parties;

(ii)          by either party upon the occurrence of a material breach by the other party that remains uncured for a period of thirty (30) days after the breaching party receives written notice describing the breach in reasonable detail from the non-breaching party; or

(iii)         by the giving of proper notice as set forth in Section 3(a), above.

In all cases of notice given to terminate under this Section 3(b), the party giving notice shall specify the date on which this Agreement shall terminate (the “Termination Date”).

(c) In the case of termination other than as provided in Section 3(b)(ii), notwithstanding any other provision of this Agreement, any such termination shall be without liability to either party, and shall be managed in compliance with the provisions of Section 3(d), below. Any termination as provided in Section 3(b)(ii) shall be without prejudice to the non-breaching party's right to seek damages for such breach.

(d) Upon termination of this Agreement, this Agreement will enter a wind down phase in which the parties will cooperate to achieve an orderly and gradual cessation (in whatever Agency Period remains) of the Representatives’ marketing and making sales of the Mobile Applications, including the joint and mutually agreeable development of the messaging of such event to the Representatives, and the management of their expectations regarding receiving the Commissions, which will remain ACN’s obligation to remit. ACN will cause the Representatives to cease marketing and selling the Mobile Applications on the Termination Date, but Inc. agrees that it will continue to accept, process, provision and make ACN Commission payments to ACN, and continue customary .xml file reporting, on all orders entered through the Online Portal up through and including the Termination Date.  After the Termination Date, Inc. will continue to pay to ACN the ACN Commission payments under Section 6 of this Agreement, and provide the customary .xml file required by Section 5(e), below, for as long as ACN Customers continue to purchase the Mobile Applications, and this Agreement will continue in effect as to the remaining ‘tail’ of these ACN Customers’ usage, until there remain no ACN Customers using Mobile Applications.

(e) Inc. agrees that during the time this Agreement remains in effect, including the time during any wind down period and/or after the Termination Date while there remain active ACN Customers, regardless of what Mobile Application they consume, regardless of who sold such Mobile Application to them, Inc. will pay to ACN the ACN Commission payments and, if applicable by circumstances, the Commissions ramp down on their aggregate usage, and will continue to provide the customary .xml file required by Section 5(e).  Inc. will not actively seek to cause ACN Customers to change the Mobile Applications they purchase (with ‘upselling’ to additional Mobile Applications being permitted, but ACN Commission and Commission ramp down payments, if applicable by circumstances, being due thereon), will not change the account numbers or other unique identifier developed inside of Inc.’s systems to identify customers as ACN Customers, or otherwise attempt to disguise or cull out of the ranks of ACN Customers any faster than they would otherwise out of normal customer-initiated attrition.

4. Duties of ACN. ACN will use its commercially reasonable efforts to cause the Representatives to sell standard offer contracts of the Business as approved by Inc. to pre-approved customer credit classes; and will perform the following functions:

(a) ACN will process, reconcile, and make payments to Representatives of Commissions out of ACN’s Commission;

(b) ACN will maintain, in accordance with its customary practice, a call center facility with an adequate number of trained CSRs available to answer inbound calls from the Representatives (i) relating to Commissions and other Representative issues and (ii) to provide Tier 1 and Tier 2 support to answer technical questions relating to the Mobile Applications;

(c) ACN will give Inc. access to ACN's Representative training events and gatherings at which ACN's other training and product/service familiarization is scheduled to occur, as Inc. and ACN may mutually agree, so that Inc. may assist ACN in training the Representatives about the Mobile Applications, on Inc.’s processes and procedures to sell the Mobile Applications, and in showcasing the Mobile Applications to the Representatives;

(d) ACN and Inc. will from time to time develop together, and Inc. will provide to the Representatives, material for presentation through ACN's website area(s) serving the Representatives, including potential links to Inc.'s website area(s), designed to inform the Representatives about Mobile Applications available for Representatives to sell;

(e) ACN will use its commercially reasonable efforts to promote the agency relationship created hereunder to the Representatives;

(f) ACN will designate an individual to be the primary interface between ACN and Inc. on all issues relating to this Agreement, including understanding the Mobile Applications, answering mobile applications sales questions and generally assisting with the relationship between the two organizations (ACN and Inc.) with respect to activities under this Agreement;

(g) ACN and Inc. will together prepare a training package suitable for ACN to use in educating the Representatives on the Mobile Applications so as to enable them to represent Inc. well; and

(h) ACN will obtain and maintain any licenses or certificates required to perform its obligations under this Agreement.

5. Duties of Inc. Inc. shall provide Mobile Applications for the Representatives to sell in accordance with the following terms:

(a) Inc. shall determine all Mobile Applications, their terms of service, as well as establish the policies and procedures for the Representatives to sell the Mobile Applications, with all of the foregoing being subject to ACN’s input and suggestions;

(b) Inc. shall, together with ACN, price the Mobile Applications for retail sale competitively and keep same current;

(c) Inc. shall undertake, be responsible for, and bear all risk on, all business functions relating to ACN Customers, including, but not limited to, order entry, provisioning, billing, collections;

(d) Inc. shall assist ACN in preparing a training package suitable for ACN to use in educating the Representatives on the Mobile Applications so as to enable them to represent Inc. well;

(e) Inc. shall provide ACN with an .xml electronic file of ACN Customer activity and status, including disconnects, no less frequently than once daily, in a  reasonably satisfactory to ACN and designed by ACN and Inc. together to allow ACN access to the information it needs to calculate and verify properly the Commissions, and administer its programs with the Representative, which file will remain extant and accessible even after an ACN Customer’s contract termination and for as long as there remain active ACN Customers;

(f) Inc. shall be entitled to provide training for Representatives at such times as may be reasonably acceptable to ACN at ACN's Representative training events and gatherings at which ACN's other training and product/service familiarization is scheduled to occur;

(g) Inc. shall provide all product literature, contractual forms, and any other materials needed for the Representatives (including web-based information) to be able to market and sell the Mobile Applications;

(h) Inc. will designate an individual to be the primary interface between ACN and Inc. on all issues relating to this Agreement, including understanding the Mobile Applications, answering mobile application questions and generally assisting with the relationship between the two organizations (ACN and Inc.) with respect to activities under this Agreement;

(i) Inc. will design, provide and host a mutually agreeable co-branded online order entry portal that the Representatives and their customers will use to place customer orders for acceptance by Inc., which orders shall bear some unique identifier inside of Inc.’s systems as ACN-sourced as well as the unique identifier or team identification number inside ACN’s systems of the Representative submitting or responsible for such order;

(j) Inc. will design, to the mutual satisfaction of Inc. and ACN, a ‘Commission Report’ that details the information called for by Section 6(a), below;

(k) Inc. will maintain an adequate number of trained Network Operation Center representatives for the purpose of providing Tier 3 and Tier 4 support to ACN’s CSRs to call to obtain answers to technical questions relating to the Mobile Applications;

(l) Inc. will promptly use its best efforts to supply the Mobile Applications to the ACN Customers;

(m) Inc. will use its best efforts to cause its Mobile Applications to be available for sale on or before October 1, 2010; and

(n) Inc. will comply with all applicable telecommunications, federal, state and local laws necessary to satisfy the purposes of this Agreement.

6. ACN’s Commission.

(a)  Inc. and ACN shall agree upon a retail price at which Mobile Applications will be offered by ACN to potential ACN Customers (the “Retail Price”).  The parties shall meet on a regular basis to determine whether the Retail Price of any particular Mobile Application(s) is/are appropriate for market conditions and may mutually agree to increase or decrease (i) the Retail Price for any product(s) and/or (ii) the ACN Commission set forth below.

Inc. shall pay to ACN as consideration for ACN’s performance of its duties and obligations under this Agreement an amount of money equal to fifty percent (50%) of the Gross Margin (the “ACN Commission”). At the conclusion of each calendar month, Inc. shall calculate the ACN Commission and pay to ACN by wire transfer, on or before the 15th day of the end of such month, an amount of money equal to the ACN Commission.  Additionally, Inc. warrants that in the event that Inc. offers another agent and/or business partner consideration whereby the aggregate resulting gross margin paid to said agent and/or business partner exceeds that which is paid to ACN under this provision that Inc. shall adjust the consideration paid to ACN to equal that of the other agent and/or business partner.

(b) Within thirty (30) days following the completion of each six-month period, ACN shall calculate the ACN Costs and deltathree shall calculate the deltathree Costs for the preceding six-month period and each of the parties shall forward to the other party a report setting forth in reasonable detail such calculation. In the event that any adjustment to the ACN Costs and/or the deltathree Costs and, accordingly, the aggregate amount paid by deltathree to ACN for such six-month period is required, deltathree shall include such adjustment in the calculation of the monthly payment (or, if necessary, payments) it is required to make to ACN immediately following the completion of such calculation.  Such revised calculation of the ACN Costs and/or the deltathree Costs (as applicable) shall serve as the estimate of the ACN Costs and/or the deltathree Costs (as applicable) for the following six-month period.

(c) All ACN Commission payments shall be made by Inc. directly to ACN. ACN shall be solely liable for the payment of any and all compensation of whatever kind to the Representatives. To the extent required, ACN shall, in accordance with its normal and customary practice, issue an IRS Form 1099 or Revenue Canada Form T4A to each of the Representatives with respect to any Commissions that any of the Representatives are paid by ACN for the sale of Mobile Applications.

(d) If an ACN Customer disputes the validity of a contract, Inc. shall continue to pay any associated ACN Commission payments while that ACN Customer continues to flow; provided, however, if the basis of the dispute relates to or is connected with the conduct of ACN or its representatives in securing that ACN Customer contract, then Inc. shall withhold any ACN Commission payments until such time as it is determined that that ACN Customer Contract is valid.

7. Exclusivity.

(a) The parties  agree that, during the Agency Period, Inc. shall not appoint or permit the following network marketing, multi-level marketing company or direct selling company (other than Inc. itself) to market and sell Mobile Applications on behalf of Inc. or any of its affiliates: Momentis; 5Linx; and Lightyear Network Solutions.

(b) Subject to the foregoing restrictions in Section 7(a), above, nothing herein or otherwise shall prevent ACN or Inc., as applicable, from pursing or entering into any relationship of any nature or kind with any other supplier or vendor, of whatever type of product or service.

8.   Audit Rights.

ACN shall have the right, at any time upon reasonable advance notice to Inc., and during customary business hours, to audit Inc.’s customer and sales revenue accounting records and applicable transaction documents in order: (i) to verify any report provided to ACN by Inc. in connection with this Agreement or (ii) to verify any calculation, payment of, or proposed payment of, ACN Commission to ACN, and Inc. shall have the right, at any time upon reasonable advance notice to ACN, and during customary business hours, to audit ACN’s Commission and call center accounting records and applicable transaction documents in order to verify any report provided to Inc. by ACN in connection with this Agreement.  Subject to any restrictions imposed by applicable law, ACN shall also have the right to request customer detail records, and Inc. shall promptly provide the same to ACN.  Neither party shall delay unduly or otherwise attempt to frustrate the other party’s verification efforts.  All information provided to a party by the other party, whether under this Section 8 or otherwise under this Agreement, shall be prepared with full transparency by the providing party, and shall be full, complete, truthful and not misleading when delivered to the receiving party.  Each of the party’s rights under this section shall continue and remain in effect until there are no longer any active ACN Customers.

ACN acknowledges that certain of the information that Inc. may provide in respect of ACN’s audit rights may contain personal information of the ACN Customers and ACN agrees to use its reasonable commercial efforts to protect and maintain the confidentiality of such information, not to disclose the information to any third parties and use such information for the sole and limited purpose of the verifications set out in (i) through (iii) above; and in any event, ACN agrees to treat such confidential information with the same care that it treats the information of its own, non-Inc. related customers similar information.

9.  Representations and Warranties.

Each of the parties hereto represents and warrants to the other that:

(a) it is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has the requisite power and authority to execute, deliver, and perform this Agreement;

(b) this Agreement, once executed, will constitute a valid and binding agreement of each party, enforceable in accordance with its terms, subject to bankruptcy, insolvency and other similar laws affecting the enforcement of creditors’ rights in general, and subject to general principles of equity;

(c) this Agreement has been duly authorized by all necessary action on the part of each party;

(d) it possesses all licenses, certificates, permits or other similar permissions necessary to perform its obligations under this Agreement; and

(e) neither the execution and delivery of this Agreement, nor each of the parties’ performance hereunder, will violate any injunction, judgment, order, decree, ruling charge, government restriction, rule or law, nor will they conflict with, result in a material breach of, constitute a default under, or cause or create any acceleration, cancellation, or modification of any other agreement or arrangement to which each party is a party.

10. Confidential Information.

The parties agree that the provisions of the Nondisclosure Agreement between the parties dated as of September 2, 2010, shall be deemed to be in full force and effect and shall be deemed incorporated herein, and each of the parties shall act in accordance with the terms and conditions thereof.

11. Indemnification.

(a) ACN hereby agrees to indemnify and hold Inc. and its directors, officers, employees, stockholders, affiliates and agents (each, an “Inc. Indemnified Person”) harmless from and against all damages which any Inc. Indemnified Person may sustain, incur or assume as a result of any allegation, claim, civil or criminal action, proceeding, charge or prosecution which may be alleged, made, instituted or maintained against any Inc. Indemnified Person arising out of, resulting from or based upon (i) any breach by ACN of any of its representations, warranties, covenants or agreements contained in this Agreement, or (ii) any claim asserted or threatened to be asserted by any third party in connection with ACN, its affiliates or the Representatives, selling the Mobile Applications or serving or having served pursuant to this Agreement; provided, however, ACN shall not be liable to indemnify and hold any Inc. Indemnified Person harmless from any such damages to the extent it is the result of the gross negligence, bad faith, willful misconduct or criminal conduct of, or the breach of this Agreement by, the party seeking indemnification hereunder.

(b) Inc. hereby agrees to indemnify and hold ACN and its directors, officers, employees, stockholders, affiliates and agents (each, an “ACN Indemnified Person” and collectively, the “ACN Indemnified Persons”) harmless from and against all damages which any ACN Indemnified Person may sustain, incur or assume as a result of any allegation, claim, civil or criminal action, proceeding, charge or prosecution which may be alleged, made, instituted or maintained against any ACN arising out of, resulting from or based upon (i) any breach by Inc. of any of its representations, warranties, covenants or agreements contained in this Agreement, or (ii) any claim asserted or threatened to be asserted by any third party in connection with Inc.'s obligations pursuant to this Agreement, in each case solely to the extent that any such damages is the direct result of the gross negligence, bad faith, willful misconduct or criminal conduct with respect to any training, sales materials, literature, forms or documents provided by Inc. for use by the Representatives of, or the breach of this Agreement by, any of the Inc. Indemnified Persons.

(c) Inc. acknowledges that the Representatives are third party beneficiaries of this Agreement, and that ACN is permitted to bring any claim under this Agreement that may arise on their behalf.

12. Independent Contractors. The parties acknowledge that they are entering into this Agreement as independent contractors and that this Agreement shall not create nor be construed to create a relationship of joint venturers, co-partners, employer and employee, master and servant or any similar relationship among the parties.

13. Expenses. Except as otherwise provided for herein, each party will pay its own expenses in connection with this Agreement and the completion of the transactions contemplated hereby.

14. Expenses Related to Audit Rights. Wherever either party has an audit right, the party exercising its audit right shall be entitled to reimbursement of its reasonable and customary expenses associated with such audit from the other party in the event such audit results in a determination that there was a material inaccuracy adverse to the party conducting the audit. Further, the party being audited shall be entitled to reimbursement of its reasonable and customary expenses associated with supporting such audit from the party conducting the audit in the event such audit results in a determination that the subject matter audited was materially accurate. Any inaccuracies determined by any such audit shall be corrected in the favor of the party to whom the inaccuracy was adverse.

15. Force Majeure. In the event that war, fire, explosion, flood, accident, strike, riot, act of governmental authority, act of terrorism, act of God or other contingency beyond the reasonable control of either party causes cessation or interruption of that party’s or the Representatives' performance hereunder, performance shall be temporarily excused for the period of the disability, without liability, provided that the party seeking excuse shall promptly, after it has actual knowledge of the beginning of any excusable delay, notify the other party of such delay, the reason therefore, and the probable duration and consequence thereof.  The party seeking excuse shall use its reasonable commercial efforts to resume performance of its obligations hereunder with the least possible delay.

16. Contractual Nature of Obligations.  ACN acknowledges that its rights to ACN Commission payments are contractual in nature, are not traditional security interests and do not specifically attach to or encumber any assets of Inc., DME or Delta Three Israel, including, without limitation, to the ACN Customer contracts. ACN agrees that it will not assert or attempt to assert these rights via any UCC-1 or similar filings.

17.  Insolvency of Inc.  In the event that an Insolvency Event occurs, Inc. acknowledges that ACN is a general unsecured creditor of Inc., and agrees that, in consideration for ACN having acknowledged herein that its rights to ACN Commission payments is unsecured and not attached to any specific assets, Inc. will use its best efforts to protect ACN’s twin rights to the fullest extent possible in both the case where the Insolvency Event is instigated by Inc. or is suffered by Inc. at the hands of any third party.  Examples of the best efforts that Inc. could use in this instance would include, but not be limited to, obtaining protection for payments to ACN in any negotiations with other or secured creditors or debtor-in-possession or other post-filing lenders, placing this Agreement high upon the list of contracts to be assumed in any reorganization proceeding offering that option, or otherwise acting to preserve both the relationship created by this Agreement, the payments to ACN hereunder and the ability for ACN to realize the value and equity that its efforts hereunder have created.  Inc. specifically agrees that ACN shall have the right to intervene in any Insolvency Event proceeding to that same end.

18.  Miscellaneous.

(a) Entire Agreement; Amendment; Waiver. This Agreement contains the entire understanding of the parties as to the subject matter hereof and fully supersedes all prior agreements and understandings between the parties as to such subject matter. This Agreement may not be amended, supplemented, canceled or discharged, except by a written instrument executed by the party as to whom enforcement is sought. No failure to exercise, and no delay in exercising, any right, power or privilege hereunder shall operate as a waiver thereof. No waiver of any breach of this Agreement shall be deemed to be a waiver of any preceding or succeeding breach of this Agreement.

(b) Severability. The parties acknowledge that the terms of this Agreement are fair and reasonable at the date signed by them. However, in light of the possibility of a change of conditions or differing interpretations by a court of what is fair and reasonable, the parties stipulate as follows: if any one or more of the terms, provisions, covenants or restrictions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated; further, if any one or more of the terms, provisions, covenants, and restrictions contained in this Agreement shall for any reason be determined by a court of competent jurisdiction to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed, by limiting or reducing it, so as to be enforceable to the maximum extent compatible with then applicable law.

(c) Notices. All notices, requests, demands and other communications provided for by this Agreement shall be in writing and mailed in the United States enclosed in a registered or certified post-paid envelope, return receipt requested, or delivered by overnight courier service, and addressed to the addresses of the respective parties as set forth below, or to such changed addresses as such parties may fix by notice in accordance therewith:

To Inc.:

deltathree, Inc.
224 West 35th Street
New York, N.Y. 10001
Attn: Chief Executive Officer
Attn: General Counsel

To ACN:

ACN, Inc.
1000 Progress Place
Concord, NC  28025  USA
Attn: Vice President – Business Development
Attn: General Counsel

(d) Successors and Assigns. Neither party may assign this Agreement without the prior written consent of the other party; however, either party may assign this Agreement to any affiliate without such consent.  Any attempt to assign this Agreement not in conformance with the foregoing sentence shall be void.  This Agreement shall be binding upon and inure to the benefit of Inc. and its successors and assigns and upon and to the benefit of ACN and its successors and assigns.

(e) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles of conflict of laws.  In the event that any dispute shall have issues needing resolution that arise out of the formation of an ACN Customer Contract, then the laws of the province in which the ACN Customer resides may be applied by the arbitrator, in his sole discretion, solely to answer questions regarding the validity of that ACN Customer Contract, but all other issues shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles of conflict of laws.

(f) Arbitration. Any claim, controversy or dispute between the parties shall be resolved by binding arbitration of the issue in accordance with the following procedures:

(i)           Either party may request arbitration by giving the other involved party written notice, which notice shall describe, in reasonable detail, the nature of the dispute, controversy or claim. The arbitration shall be governed by the rules of the American Arbitration Association (“AAA”) and held in New York City, N.Y. or other mutually agreed upon location.

(ii)          If both parties agree to an arbitrator within 30 days after a request for arbitration is made hereunder, that arbitrator shall be selected to hear the dispute in accordance with AAA rules. If the parties are not able to agree upon an arbitrator within such 30 day period, then that party who requested arbitration may request that the AAA select an arbitrator who has business experience in the sales industry and the selected arbitrator shall hear the dispute in accordance with AAA rules.

(iii)         Each of the parties shall bear its own fees, costs and expenses of the arbitration and its own legal expenses, attorneys' fees and costs of all experts and witnesses; provided, however, that if the claim of either party is upheld by the arbitrator in all material respects, the arbitrator may apportion between the parties as the arbitrator may deem equitable the costs incurred by the prevailing party. The fees and expenses of the arbitration procedures, including the fees of the arbitrator, will be shared equally by the parties.

(iv)         Any award rendered pursuant to an arbitration proceeding shall be final, conclusive, non-appealable and binding upon the parties, and any judgment thereon may be entered and enforced in any court of competent jurisdiction

(g) Headings. The headings in this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of this Agreement,

(h) Further Assurances. Each party agrees at any time, and from time to time, to execute, acknowledge, deliver and perform, and/or cause to be executed, acknowledged, delivered and performed, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and/or assurances as may be necessary, and/or proper to carry out the provisions and/or intent of this Agreement.

(i) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all such counterparts shall constitute one and the same instrument.

(j) Survival.  The provisions of Sections 3(d), 3(e), 4(b), 4(h), 5(c), 5(e), 5(k), 5(n), 5(d), 8, 10, 11 and 18 shall survive the termination of this Agreement for as long as there are active ACN Customers.

[signatures on next page]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the day and year first above written.

DELTATHREE, INC.

By:	/s/ Effi Baruch
Name: Effi Baruch
Title: Interim CEO and President

DME SOLUTIONS, INC.

By:	/s/ Effi Baruch
Name: Effi Baruch
Title: CEO and President

DELTA THREE ISRAEL, LTD.

By:	/s/ Effi Baruch
Name: Effi Baruch
Title: Interim CEO and President

LKN COMMUNICATIONS, INC.
d/b/a ACN, Inc.

By:	/s/ Robert Stevanovski
Name: Robert Stevanovski
Title: Chairman